EXHIBIT 99.1

PREMIERWEST BANCORP
UNITES WITH STOCKMANS FINANCIAL GROUP

Deal Extends PremierWest’s coverage in the Sacramento Area

MEDFORD, OR, October 19, 2007 – PremierWest Bancorp (NASDAQ: PRWT), parent company of PremierWest Bank, and Stockmans Financial Group signed an agreement today for the merger of Stockmans Financial Group and its subsidiary, Stockmans Bank with and into PremierWest Bancorp. The agreement provides for Stockmans Financial Group shareholders to receive a total of 5,357,426 shares of PremierWest common stock and $22,769,059 in cash, giving Stockman’s shareholders a total value of approximately $91.1 million.

This merger will add Stockmans network of 5 Sacramento area branches located in Elk Grove, Folsom, Galt, Rocklin and Natomas, to PremierWest Bank’s network of 40 Northern California and Oregon locations. John Anhorn will continue to lead the combined organizations as Chief Executive Officer of PremierWest Bancorp and PremierWest Bank and Jim Ford will continue as President of both companies. Gary Wright, President & Chief Executive Officer of Stockmans, will serve on the Board of Directors of both PremierWest Bancorp and PremierWest Bank following the merger and remain involved in the day to day operations throughout the transition period.

“This merger is an important step in PremierWest’s growth strategy in Northern California,” said John Anhorn. “Stockmans Bank adds a significant branch network in the Sacramento area and is a natural extension of our existing footprint in Roseville and Woodland. We look forward to working with the business community as well as the residents in these growing communities.”

Jim Ford, President of PremierWest, said, “We are particularly pleased to bring Stockmans strong service culture into the PremierWest group. Agreements to retain Stockmans senior management team as part of the combined organization were instrumental in putting this deal together. Stockmans network of branches will continue to operate under their name, as a division of PremierWest Bank for an undetermined length of time. We anticipate a seamless integration and look forward to continuing to grow our presence in Northern California.”

Gary Wright, President & Chief Executive Officer of Stockmans Bank and Stockmans Financial Group stated, “In looking for a partner we were careful to choose one with a proven track record of serving customers; providing opportunities for their employees; and with a focus on enhancing shareholder value. Stockmans’ Board of Directors selected PremierWest knowing the combined organization would create a franchise that will provide for more opportunity to serve our customers and that our employees will continue to have a high quality place to work”. Wright continued, “This combination will allow us to offer clients expanded services and products, will significantly increase our lending limits and our capacity to meet the financial needs of our customers. We also are pleased to know that our philosophy of local decision making matches that of PremierWest’s.”

The boards of both companies have approved the transaction, which is subject to regulatory approval and approval by the shareholders of both companies, as well as other customary conditions of closing. Completion is expected early in the first quarter of 2008. PremierWest Bancorp expects the merger to be accretive to earnings per share in the first full year of operations after closing. The operational integration of the combined organization is expected to be completed during the second quarter of 2008. The combined organization will operate 45 branch locations throughout Oregon and Northern California; have approximately 530 employees, assets of $1.5 billion, and deposits and loans of approximately $1.2 billion each. Shareholders will hold approximately 23.8 million shares of PremierWest securities, traded on the NASDAQ stock market under the symbol PRWT, with a market capitalization in excess of $300 million.

About PremierWest Bancorp

PremierWest Bancorp (NASDAQ: PRWT) is the parent company of PremierWest Bank, an Oregon-based community bank with 40 branches in Oregon and Northern California. PremierWest first expanded into California with its acquisition of Timberline Community Bank and its eight branches in 2001 and later acquired Mid Valley Bank with five branches in 2004. 21 of PremierWest’s branches were acquired through mergers and nineteen were denovo branches. For more information, visit www.PremierWestBank.com

About Stockmans Financial Group

Stockmans Financial Group is the holding company for Stockmans Bank headquartered in Elk Grove, California with $380 million in assets. This full-service commercial bank has 5 branches in the Sacramento region and offers a wide selection of deposit, loan and investment services to local consumers and small business customers. Stockmans Bank began in 1933 as California Livestock Production Association (“CLPCA”) located in San Francisco, moved to Sacramento in 1963 and then to Elk Grove in 1981. CLPCA organized Stockmans Bank of Commerce in1991 and immediately combined with the Bank. The bank’s name was changed to Stockmans Bank in 1997.

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This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. Specific risks in this press release include whether shareholders approve the merger, whether the companies receive regulatory approvals, the timing of closing, whether the companies have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management’s ability to effectively integrate the companies.

The foregoing may be deemed to be offering or solicitation materials of PremierWest Bancorp in connection with the proposed merger of Stockmans with and into PremierWest. Shareholders of PremierWest and Stockmans are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which PremierWest will file with the SEC in connection with the proposed merger, because it will contain important information about PremierWest, Stockmans, the merger and related matters. Information regarding the participants and their security holdings can be found, with respect to PremierWest in PremierWest’s most recent proxy statement filed with the SEC, and with respect to PremierWest and Stockmans in the joint proxy statement/prospectus when it is filed with the SEC. All documents filed by PremierWest with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from PremierWest by directing a request to PremierWest Bancorp, 503 Airport Road, PO Box 40, Medford, OR 97501, and from Stockmans by directing a request to Stockmans Financial Group, 9340 East Stockton Blvd., Elk Grove, California.